Exhibit 3.2

BYLAWS OF CASHLIN

Condensed Corporate Bylaws & Governance Framework

Principal Executive Address: 84 Twyford Ave, London W3 9QF, UK

1. FORMATION & PURPOSE

•	State & Purpose: Formed under Wyoming law to engage in any lawful business purpose.

•	Office & Agent: The principal executive office is located at 84 Twyford Ave, London W3 9QF, UK. Registered office and agent in Wyoming are as designated in the Articles of Incorporation. The Board may change either or establish additional offices as needed.

•	Seal: Adoption of a corporate seal is optional.

2. BOARD OF DIRECTORS

•	Authority & Size: All corporate affairs are managed by or under the direction of the Board. The number of directors is specified in the Articles and may be altered by amending these Bylaws (reductions do not shorten an incumbent's term). Directors serve 1-year terms until successors qualify and need not be shareholders or state residents.

•	Standard of Care & Liability: Directors acting in good faith and with reasonable, prudent care are immune from personal liability arising from official acts. Directors failing to meet this standard face personal liability for improper distributions or other statutory violations.

•	Election, Vacancies & Removal: Directors are elected at annual meetings by a plurality vote. Any director or the entire Board may be removed by a majority vote of voting shares at a special meeting called for that purpose. Vacancies are filled by a majority of remaining directors for the unexpired term.

•	Meetings & Notice: Regular annual meetings take place without notice immediately following the annual shareholder meeting. Special meetings require at least 48 hours' notice. Meetings may occur in person or via remote communications equipment.

•	Quorum & Action: A simple majority of the Board constitutes a quorum. Board actions pass by a majority vote of directors present at a meeting with a quorum. Unanimous written consent permits Board action without a meeting.

•	Waiver & Dissent: Attendance constitutes a waiver of notice unless attending solely to object to lawful convening. Dissent must be entered in the minutes, submitted before adjournment, or sent by registered mail within 24 hours of adjournment.

•	Committees: The Board may create committees and delegate power (excluding share issuance, recommending shareholder action, or amending Bylaws).

•	Compensation, Loans & Indemnity: The Board may set reasonable director compensation (subject to shareholder override by majority vote). Corporate loans to directors require 2/3 shareholder approval; loans secured by company shares are prohibited. Directors are indemnified and reimbursed for reasonable legal expenses if they satisfied the standard of care.

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3. SHARES

•	Issuance & Preemption: The Board authorizes share issuances and establishes minimum consideration. Shareholders hold no preemptive rights to acquire additional shares.

•	Certificates: Shares may be uncertificated; written information statements will be provided upon request. If issued, certificates require two distinct officer signatures.

•	Transfers: Shares are freely transferable on corporate books unless explicitly restricted.

•	Voting Own Shares: Shares owned by the Corporation in another entity are voted by the Board or President. Treasury shares held directly are non-voting, whereas shares held in a fiduciary capacity may be voted.

4. SHAREHOLDERS

•	Meetings: Annual meetings occur at the principal office or via remote communication. Special meetings may be called by the President, Board, Secretary, or holders of at least 10% of voting shares. Written notice must be delivered 10 to 60 days prior.

•	Quorum & Voting: A majority of voting shares present in person or by proxy constitutes a quorum. Actions pass by a majority vote of present shares. Each share receives 1 vote. Proxies are valid for 11 months unless otherwise stated.

•	Action Without Meeting: Permitted via signed written consent by the minimum number of votes necessary to authorize the action.

•	Record Date: Fixed by the Board between 10 and 70 days prior to a meeting or action.

•	Liability: Shareholders are not liable for corporate debts beyond unpaid share purchase consideration.

•	Inspection Rights: Any shareholder may inspect Bylaws, shareholder meeting minutes, and shareholder lists. Shareholders owning at least 5% of shares may inspect detailed financial records, ledgers, and statements.

5. OFFICERS

•	Positions & Term: Elected annually by the Board: President, Secretary, and Treasurer. Vice Presidents and assistants are optional. One person may hold multiple offices, provided the President, Vice President, and Secretary remain separate individuals.

•	Duties: The President presides over meetings and manages general operations. The Vice President acts in the President's absence. The Secretary maintains records, minutes, share ledgers, and formal notices. The Treasurer handles corporate funds, accounts, and disbursements.

•	Removal & Indemnity: Officers may be removed by the Board at any time without cause and are indemnified under the same standard of care applied to directors.

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6. F INANCE & EXECUTION

•	Dividends: Declared by the Board from net earnings or unreserved earned surplus.

•	Execution: Contracts, deeds, and asset transactions must be executed by the President. Financial disbursements, checks, and notes must be signed by the Treasurer.

•	Major Corporate Actions: Mergers, dissolutions, conversions, and share exchanges require shareholder approval. Dissenting shareholders retain statutory fair-value payment rights.

7. AMENDMENTS

•	Power to Amend: Bylaws may be altered, amended, or repealed by a majority vote of shareholders or by the Board of Directors.

BANK DEPOSITORY RESOLUTION

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